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                                  JOSTENS, INC.
                     EXHIBIT 10.f. 1992 STOCK INCENTIVE PLAN
                           PERFORMANCE SHARE AGREEMENT

         THIS AGREEMENT is entered into and effective as of this 24th day of July, 1997 (the "Date of Grant"), by and between Jostens, Inc. (the "Company") and ________________ (the "Grantee").

     A. The Company has adopted the Jostens, Inc. 1992 Stock Incentive Plan (the "Plan") authorizing the Board of Directors of the Company, or a committee as provided for in the Plan (the Board or such a committee to be referred to as the "Committee"), to grant performance share awards to certain employees and non-employee consultants and independent contractors or agents of the Company and its Subsidiaries (as defined in the Plan).

     B. The Company desires to give the Grantee a proprietary interest in the Company and an added incentive to advance the interests of the Company by granting to the Grantee performance shares of common stock of the Company pursuant to the Plan.

     Accordingly, the parties agree as follows:

ARTICLE 1. GRANT.

     The Company hereby grants to the Grantee as a matter of separate inducement and agreement in connection with the Grantee's services to the Company, and not in lieu of any salary or other compensation for services, a performance award (the "Performance Award") consisting of shares (the "Performance Shares") of the Company's common stock, par value $.33 1/3 per share (the "Common Stock"), according to the terms and subject to the restrictions and conditions hereinafter set forth and as set forth in the Plan.

ARTICLE 2. PERFORMANCE CRITERIA

     The Grantee's right to receive a payout of the Performance Award shall be subject to the following performance criteria for the Company's 1998 fiscal year ("CY98"):

     2.1 RETURN ON ASSETS. Return on assets as publicly reported for the Company for CY98 must be at least _______ percent (___%) for any Performance Shares to be earned; and

     2.2 EARNINGS PER SHARE (EPS): Earnings Per Share (EPS) for the Company for CY98 as publicly reported and adjusted (as further defined in Schedule A attached hereto and made a part hereof) must be at least 90% of the EPS target of $____ per share ("EPS Target").
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ARTICLE 3: PAYOUT OF PERFORMANCE SHARES

     3.1 If the performance criteria in Sections 2.1 and 2.2 are not met, no Performance Shares shall be earned or payable under this Agreement.

     3.2 If the performance criteria in Sections 2.1 and 2.2 are met, a number of Performance Shares shall be earned by Grantee based on the following percentages:

         EPS Results                        Percentage of
         (% OF EPS TARGET)                  PERFORMANCE SHARES EARNED
         -----------------                  -------------------------
         90%                                          25%
         100%                                        100%
         110% and above                              150%

     For EPS results between the points listed above, the percentage of Performance Shares which shall be earned shall be determined by interpolation.

     3.3 The number of Performance Shares earned will be payable to Grantee in shares of Common Stock and in cash as follows:

      (a) COMMON STOCK:

          Grantee will be issued the number of shares of Common Stock equal to 50% of the number Performance Shares Earned.

      (b) CASH:

          Grantee will be paid in cash equal to 50% of Performance Shares Earned based on the Fair Market Value (as defined in the Plan) of Common Stock on the on last trading day of CY98.

     3.4 Payout of Performance Shares will occur as soon as administratively possible after the final determination of EPS is made by the Compensation Committee of the Board of Directors of the Company, but in no event later than 90 days after the end of CY98.

ARTICLE 4. DEFERRAL

     4.1 ELECTION. Grantee may elect to defer, under the Company's Deferred Compensation Plan, up to 100% of any payout of Performance Shares earned. The deferral election under the Deferred Compensation Plan must be made by December 31, 1997 by separate election. The terms of any deferral will be governed by the applicable provisions of the Deferred Compensation Plan.

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     4.2 DEFERRAL ACCOUNT. Any deferral of Performance Shares Earned will be credited to Grantee's deferred compensation account in equal allocations to participant's Cash Account and Share Account as each is defined under the Company's Deferred Compensation Plan.

ARTICLE 5. FORFEITURE

     5.1 FORFEITURE. Any Performance Awards that are not earned under Section 3 above shall be forfeited effective at the end of CY98.

     5.2 TERMINATION OF EMPLOYMENT OR OTHER SERVICE. Except as otherwise provided in Section 5.3 and 5.4 below, in the event that the Grantee's employment or other service with the Company and all Subsidiaries is terminated for any reason prior to the end of the Company's CY98, all rights of the Grantee under this Agreement shall immediately terminate without notice of any kind, and this Performance Award shall be terminated and the Performance Shares shall be forfeited.

     5.3 DEATH, DISABILITY OR RETIREMENT.

     (a) In the event that the Grantee's employment or other service with the Company is terminated by reason of the Grantee's death, Disability or Retirement prior to the end of CY98, the Grantee will continue to have the right to earn the Performance Shares for CY98 as if the Grantee had remained in the employment of the Company through the end of CY98, provided that the number of Performance Shares earned will be prorated based on the proportion that the number of days in CY98 prior to such termination bears to the total number of days in CY98.

     (b) For purposes of this Agreement, "Disability" means the disability of the Grantee as defined in the long-term disability plan of the Company or Subsidiary then covering the Grantee or, if no such plan exists, the permanent and total disability of the Grantee within the meaning of Section 22(e)(3) of the Code and "Retirement" means the retirement of the Grantee pursuant to and in accordance with the regular (or, if approved by the Committee for purposes of the Plan, early) retirement/pension plan of the Company or Subsidiary then covering the Grantee.

     5.4 CHANGE IN CONTROL.

     (a) For purposes of this Section 5.4, the term "Change in Control" shall have the meaning set forth in Section 13.1 of the Plan.

     (b) If any events constituting a Change in Control of the Company shall

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occur, then Performance Shares shall be deemed to have been 100% earned and will be paid out based on the fair market value of Common Stock immediately prior to the effective date of the Change of Control, whether or not the Grantee remains in the employ or service of the Company or any Subsidiary.

     (c) Notwithstanding anything in this Section 5.4 to the contrary, if, with respect to the Grantee, acceleration of the vesting of this Performance Award (which acceleration could be deemed a "payment" within the meaning of Section 280G(b)(2) of the Code), together with any other payments which the Grantee has the right to receive from the Company or any corporation which is a member of an "affiliated group" (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), the payments to the Grantee as set forth herein shall be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code.

ARTICLE 6. PERFORMANCE SHARE RESTRICTIONS

     6.1 NO PRIVILEGES OF A SHAREHOLDER; TRANSFERABILITY. The Grantee shall not be recorded on the books of the Company as the owner of any Common Stock related to the Performance Award until such time as Performance Shares have been earned and paid out pursuant to this Agreement. At such time the Company shall issue one or more duly issued and executed stock certificates evidencing the same. The Performance Award shall not be assignable or transferable by the Grantee, either voluntarily or involuntarily, and shall not be subjected to any lien, directly or indirectly, by operation of law or otherwise. Any attempt to transfer, assign or encumber the Performance Award other than in accordance with this Agreement and the Plan shall be null and void and shall void the Performance Award.

     6.2 DIVIDENDS AND OTHER DISTRIBUTIONS. The Grantee shall have no right to receive dividends or distributions with respect to Performance Award, including stock dividends or dividends in kind, dividends or distributions paid in cash, the proceeds of any stock split or the proceeds resulting from any changes or exchanges described in Article 5 of this Agreement (all of which shall collectively be referred to as "Dividend Proceeds"), until such time as Performance Shares are earned and paid out.

ARTICLE 7. ADJUSTMENTS.

     In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering or divestiture (including a spin-off) or any other change in the corporate structure or shares of the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation), in order to prevent dilution or enlargement of the rights of the Grantee,

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shall make appropriate adjustment (which determination shall be conclusive)
as to the number and kind of securities subject to this Performance Award.

ARTICLE 8. LIMITATION OF LIABILITY.

     Nothing in this Agreement shall be construed to (a) limit in any way the right of the Company to terminate the employment or service of the Grantee at any time, or (b) be evidence of any agreement or understanding, express or implied, that the Company will retain the Grantee in any particular position at any particular rate of compensation or for any particular period of time.

ARTICLE 9. WITHHOLDING TAXES.

     The Company is entitled to (i) withhold and deduct from the portion of the Performance Shares Earned and paid in cash under Section 3.3(b), or from future wages of the Grantee, all legally required amounts necessary to satisfy any federal, state or local withholding tax requirements attributable to the earned Performance Awards or (ii) require the Grantee to promptly remit the amount of such withholding to the Company. In the event that the Company is unable to withhold such amounts, for whatever reason, the Grantee hereby agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal, state or local law.

ARTICLE 10. SUBJECT TO PLAN.

     The Performance Awards granted pursuant to this Agreement have been granted under and are subject to the terms of the Plan. Terms of the Plan are incorporated by reference herein in their entirety; and the Grantee, by execution hereof, acknowledges having received a copy of the Plan. The provisions of this Agreement shall be interpreted as to be consistent with the Plan, and any ambiguities herein shall be interpreted by reference to the Plan. In the event that any provision hereof is inconsistent with the terms of the Plan, the terms of the Plan shall prevail.

ARTICLE 10. MISCELLANEOUS.

     10.1 BINDING EFFECT. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

     10.2 GOVERNING LAW. This Agreement and all rights and obligations hereunder shall be construed in accordance with the Plan and governed by the laws of the State of Minnesota.

     10.3 ENTIRE AGREEMENT. This Agreement and the Plan set forth the entire agreement and understanding of the parties hereto with respect to the grant and

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exercise of this Award and the administration of the Plan and supersede all prior agreements, arrangements, plans and understandings relating to the grant and vesting of this Award and the administration of the Plan.

     10.4 AMENDMENT AND WAIVER. Other than as provided in the Plan, this Agreement may be amended, waived, modified or canceled only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance.

     The parties hereto have executed this Agreement effective the day and year first above written.


                                  JOSTENS, INC.


                                  By
                                     -------------------------------
                                  Its VICE PRESIDENT


                                  GRANTEE


                                  ----------------------------------

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                                   SCHEDULE A

The Company's Earnings Per Share (EPS) shall be calculated based on the EPS from continuing operations as reported in the Company's audited consolidated financial statements for the fiscal year as adjusted to eliminate charges for any extraordinary or unusual items separately identified and quantified in the MD&A section of the annual report or the footnotes to the audited financial statements. Actual EPS as reported will be adjusted to eliminate the impact of the share repurchase program.

The Compensation Committee of the Company's Board of Directors, however, reserves the right, in its sole discretion, adjust (but not accelerate or increase) the payout due any grantee by considering the effect on EPS of such extraordinary or unusual items or by considering the effect of discontinued operations on EPS. Such determination with respect to any one grantee shall have no effect on the EPS calculation with respect to other grantees.

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